Exhibit 99.1

For more information, contact:

Henry Miller - financial contact	George Thomas - media contact
Tel: 484-582-5445	Tel: 484-582-5635
henry.miller@sungard.com	george.thomas@sungard.com

SunGard Announces Fourth Quarter and Full-Year 2011 Results

Wayne, PA – February 9, 2012 – SunGard, one of the world’s leading software and technology services companies, today reported results for the fourth quarter and full-year ended December 31, 2011. For the fourth quarter, revenue was $1.17 billion, down 3% year over year. Excluding one of our global trading businesses, a broker/dealer, revenue decreased 2%. At constant currency, the year over year revenue trends were the same. Operating income was $146 million in the quarter and included a non-cash goodwill impairment charge of $48 million and $14 million of restructuring charges, compared to operating income of $172 million in the fourth quarter of 2010 which included $12 million of restructuring charges. Adjusted EBITDA was $431 million and adjusted operating income was $313 million. Adjusted EBITDA and adjusted operating income are defined in Notes 1 and 2 in the Notes attached to this release.

Russ Fradin, president and chief executive officer, commented, “I’m encouraged by our performance in the quarter compared to last year’s strong finish and by the progress we’re making on many fronts, including better expense management. In addition, the Company successfully closed the sale of its Higher Education business in January 2012. While the environment remains challenging, we’re optimistic given the opportunities we see to improve our growth and margins for the long term.”

For the full-year 2011, revenue was $4.50 billion, flat year over year (down 2% adjusting for currency). Excluding the broker/dealer business mentioned above, revenue increased 3% (1% adjusting for currency). Operating income was $333 million and included a non-cash goodwill impairment charge of $48 million and $77 million of restructuring charges, compared to operating income of $205 million in 2010 which included a non-cash goodwill impairment charge of $205 million and $40 million of restructuring charges. Adjusted EBITDA was $1,373 million and adjusted operating income was $880 million.

Financial Systems revenue was $754 million in the fourth quarter, down 4% year over year (down 4% as well adjusting for currency). Excluding the broker/dealer business, revenue decreased 2% year over year (down 2% as well adjusting for currency). License fees were $83 million, a decrease of $15 million compared to the fourth quarter of 2010.

For the full year, revenue was $2.84 billion, up 1% year over year (down 1% adjusting for currency). Excluding the broker/dealer business, revenue increased 5% (3% adjusting for currency). License fees were $240 million, an increase of $3 million compared to last year.

Notable deals in the quarter included the following:

•

A global commodities dealer selected SunGard’s post trade derivatives solutions suite as well as professional services, managed services and hosting to help accelerate growth in its global futures business.

•	An agency of the US Treasury Department expanded its use of SunGard’s Asset Arena for investment accounting and selected our professional services to help modernize its accounting infrastructure.

•	A leading US bank selected SunGard’s Global Plus trust accounting and custody solution to support its growing private client and institutional trust businesses.

•	One of the world’s largest financial institutions selected SunGard’s Valdi and SGN to help its clients trade globally and monitor trade executions.

•	A large US financial services company selected SunGard’s Wall Street Concepts to provide enhanced client communications and reporting.

Availability Services revenue was $367 million, down 1% year over year (down 1% as well adjusting for currency). For the full year, revenue was $1.46 billion, down 1% year over year (down 2% adjusting for currency).

Notable deals in the quarter included the following:

•	One of the world’s leading cruise lines selected SunGard to manage the infrastructure for their reservation system.

•	A large US specialty department store chain selected SunGard to provide advanced recovery services and testing.

•	A global leader in power and control technologies for thin-film manufacturing and solar-power generation chose SunGard’s Cloud services.

All Other revenue, comprised of our Public Sector and K-12 businesses, was $49 million in the fourth quarter compared to $54 million in the prior year quarter. For the full year, other revenue was $203 million compared to $214 million in 2010.

Financial Position

For the full-year 2011, the continuing operations of the Company generated $602 million in cash flow from operations, invested $276 million in capital expenditures and spent $35 million on five acquisitions net of acquired cash. The Company also repaid $239 million of debt. At December 31, 2011, the Company’s leverage ratio as defined in its senior secured credit agreement was 4.96x and net debt (total debt of $7.83 billion less cash of $868 million) was $6.96 billion, the lowest level since the Company was taken private in August 2005.

In January 2012, the Company closed the previously announced sale of its Higher Education business for a gross purchase price of $1.775 billion and used the net cash proceeds (as defined in the Company’s senior secured credit agreement) to repay $1.222 billion of its senior secured credit facility term loans on a pro-rata basis. Taking the sale of the Higher Education business into account, as of December 31, 2011 pro forma leverage was 4.51x (see Note 4 attached to this release) and pro forma net debt was $5.71 billion.

On January 24, 2012, the Company filed a Form 10-Q/A for its third quarter results ended September 30, 2011 to correct the deferred income tax provision related to discontinued operations. For updated information, please refer to the Form 8-K filed by the Company on February 8, 2012.

Conference Call & Webcast

SunGard will host a conference call and live web broadcast to discuss fourth quarter and full-year 2011 results today at 9:00 a.m. (Eastern Time). The dial-in number for the conference call is 706-902-1370, and the conference ID number is 46749333. You may also listen to the call at www.investorcalendar.com by clicking on the “audio” icon for SunGard. An audio replay will be available two hours after the call ends through midnight on February 23, 2012. To listen to the replay, please dial 1-855-859-2056 or 404-537-3406 and enter the conference ID number 46749333. A replay will also be available two hours after the call ends through midnight on February 23, 2012 at www.investorcalendar.com.

About SunGard

SunGard is one of the world’s leading software and technology services companies. SunGard has more than 17,000 employees and serves approximately 25,000 customers in more than 70 countries. SunGard provides software and processing solutions for financial services, education and the public sector. SunGard also provides disaster recovery services, managed IT services, information availability consulting services and business continuity management software. With annual revenue of about $4.5 billion, SunGard is the largest privately held software and services company and was ranked 434 on the Fortune 500 in 2011. For more information, please visit www.sungard.com.

Trademark Information: SunGard, the SunGard logo, Asset Arena, Global Plus, SGN, Valdi and Wall Street Concepts are trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.

SunGard’s “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements in this release other than historical facts constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates, financial results and pro forma estimates are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: our high degree of leverage; general economic and market conditions; the overall condition of the financial services industry, including the effect of any further consolidation among financial services firms; the integration of acquired businesses, the performance of acquired businesses, and the prospects for future acquisitions; the effect of war, terrorism, natural disasters or catastrophic events; the effect of disruptions to our systems and infrastructure; the timing and magnitude of software sales; the timing and scope of technological advances; customers taking their information availability solutions in-house; the trend in information availability toward solutions utilizing more dedicated resources; the market and credit risks associated with clearing broker operations; the ability to retain and attract customers and key personnel; risks relating to the foreign countries where we transact business; the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents; a material weakness in our internal controls; and unanticipated changes in our tax provision or the adoption of new tax legislation. The factors described in this paragraph and other factors that may affect our business or future financial results are discussed in our periodic filings with the Securities and Exchange Commission, copies of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

SunGard Data Systems Inc.

Consolidated Statements of Operations

(in millions)

(Unaudited)

	Three Months Ended
	Dec. 31, 2010	Dec. 31, 2011
Revenue:
Services	$1,063	$1,054
License and resale fees	117	97

Total products and services	1,180	1,151
Reimbursed expenses	29	19

	1,209	1,170

Costs and expenses:
Cost of sales and direct operating*	471	445
Sales, marketing and administration	289	263
Product development and maintenance*	95	96
Depreciation and amortization	69	68
Amortization of acquisition-related intangible assets	113	104
Goodwill impairment charges	—	48

	1,037	1,024

Operating income	172	146
Interest income	1	—
Interest expense and amortization of deferred financing fees	(159)	(128)
Loss on extinguishment of debt	(58)	(1)
Other income	2	—

Income (loss) from continuing operations before income taxes	(42)	17
Benefit from (provision for) income taxes	(11)	60

Income (loss) from continuing operations	(53)	77
Income (loss) from discontinued operations, net of tax	(64)	17

Net income (loss)	$(117)	$94

SunGard Data Systems Inc.

Consolidated Statements of Operations

(in millions)

(Unaudited)

	Twelve Months Ended
	Dec. 31, 2010	Dec. 31, 2011
Revenue:
Services	$4,075	$4,114
License and resale fees	295	289

Total products and services	4,370	4,403
Reimbursed expenses	120	96

	4,490	4,499

Costs and expenses:
Cost of sales and direct operating*	1,937	1,891
Sales, marketing and administration	1,042	1,095
Product development and maintenance*	372	422
Depreciation and amortization	278	272
Amortization of acquisition-related intangible assets	451	438
Goodwill impairment charges	205	48

	4,285	4,166

Operating income	205	333
Interest income	2	3
Interest expense and amortization of deferred financing fees	(638)	(524)
Loss on extinguishment of debt	(58)	(3)
Other income	7	—

Loss from continuing operations before income taxes	(482)	(191)
Benefit from income taxes	68	118

Loss from continuing operations	(414)	(73)

Loss from discontinued operations, net of tax	(156)	(76)

Net loss	$(570)	$(149)

*	Certain prior period amounts have been revised to the current year presentation. These revisions had no effect on operating or net income.

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Balance Sheets

(in millions)

(Unaudited)

	Dec. 31, 2010	Dec. 31, 2011
Assets:
Current:
Cash and cash equivalents	$771	$868
Accounts receivable, net	968	951
Clearing broker assets	230	213
Prepaid expenses and other current assets	173	117
Assets held for sale	1,339	1,326

Total current assets	3,481	3,475
Property and equipment, net	892	893
Software products, net	723	554
Customer base, net	1,806	1,580
Other assets, net	1,210	1,163
Goodwill	4,856	4,885

Total Assets	$12,968	$12,550

Liabilities and Stockholder’s Equity:
Current:
Short-term and current portion of long-term debt	$9	$10
Accounts payable and accrued expenses	857	794
Clearing broker liabilities	210	179
Deferred revenue	887	862
Deferred income taxes	—	76
Liabilities related to assets held for sale	246	230

Total current liabilities	2,209	2,151
Long-term debt	8,046	7,819
Deferred income taxes	1,106	1,119

Total liabilities	11,361	11,089
Stockholder’s equity	1,607	1,461

Total Liabilities and Stockholder’s Equity	$12,968	$12,550

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Statements of Cash Flows

(in millions)

(Unaudited)

	Twelve Months Ended
	Dec.31, 2010	Dec.31, 2011
Cash flow from operations:
Cash flow from continuing operations	$603	$602
Cash flow from discontinued operations	118	76

Cash flow from operations	721	678

Investment activities:
Cash paid for acquired businesses, net of cash acquired	(82)	(35)
Cash paid for property and equipment and software	(298)	(276)
Other investing activities	4	(4)

Cash used in continuing operations	(376)	(315)
Cash provided by (used in) discontinued operations	116	(11)

Cash used in investment activities	(260)	(326)

Financing activities:
Cash received from borrowings, net of fees	1,633	1
Cash used to repay debt	(1,924)	(239)
Premium paid to retire debt	(41)	—
Other financing activities	(12)	(15)

Cash used in continuing operations	(344)	(253)
Cash used in discontinued operations	—	—

Cash used in financing activities	(344)	(253)

Effect of exchange rate changes on cash	(3)	(4)

Increase (decrease) in cash and cash equivalents	114	95
Beginning cash and cash equivalents includes cash of discontinued operations (2010: $27, 2011: $7)	664	778

Ending cash and cash equivalents includes cash of discontinued operations (2010: $7, 2011: $5)	$778	$873

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 1. Reconciliation of Income (Loss) from Continuing Operations to EBITDA and Reconciliation of EBITDA to Adjusted EBITDA

EBITDA represents income (loss) from continuing operations before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to certain items that are required in calculating covenant compliance under our senior subordinated notes as well as under our senior secured credit facilities, as amended, which were entered into in August 2005 and our senior notes entered into in September 2008 and November 2010. Adjusted EBITDA is calculated by subtracting from or adding to EBITDA items of income or expense described below. EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles (GAAP). EBITDA and Adjusted EBITDA do not represent income (loss) from continuing operations, as that term is defined under GAAP, and should not be considered as an alternative to income (loss) from continuing operations as an indicator of our operating performance. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures (including capitalized software expense), tax payments and debt service requirements. SunGard considers EBITDA and Adjusted EBITDA to be key indicators of our ability to pay our debt. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures. The following is a reconciliation of EBITDA and Adjusted EBITDA to income (loss) from continuing operations, the GAAP measure we believe to be most directly comparable to EBITDA and Adjusted EBITDA. Further information regarding this reconciliation is included in our periodic filings with the U.S. Securities and Exchange Commission.

	Three Months Ended
(in millions)	Dec. 31, 2010	Dec. 31, 2011

Income (loss) from continuing operations	$(53)	$77
Interest expense, net	158	128
Provision for (benefit from) income taxes	11	(60)
Depreciation and amortization	182	172

EBITDA	298	317
Goodwill impairment charges	—	48
Purchase accounting adjustments	4	3
Non-cash charges	8	11
Restructuring and other	15	17
Loss on extinguishment of debt	58	—

Adjusted EBITDA from Continuing Operations	383	396
Adjusted EBITDA from Operations Held for Sale	45	35

Adjusted EBITDA - senior secured credit facilities, senior notes due 2015, 2018 and 2020 and senior subordinated notes due 2015	$428	$431

	Twelve Months Ended
(in millions)	Dec. 31, 2010	Dec. 31, 2011

Loss from continuing operations	$(414)	$(73)
Interest expense, net	636	521
Benefit from income taxes	(68)	(118)
Depreciation and amortization	729	710

EBITDA	883	1,040
Goodwill impairment charges	205	48
Purchase accounting adjustments	13	11
Non-cash charges	36	34
Restructuring and other	56	99
Acquired EBITDA, net of disposed EBITDA	7	—
Pro forma expense savings related to acquisitions	2	—
Loss on extinguishment of debt	58	3

Adjusted EBITDA from Continuing Operations	1,260	1,235
Adjusted EBITDA from Operations Held for Sale	147	138

Adjusted EBITDA - senior secured credit facilities, senior notes due 2015, 2018 and 2020 and senior subordinated notes due 2015	$1,407	$1,373

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 2. Reconciliation of Operating Income to Adjusted Operating Income

Adjusted operating income represents operating income adjusted for goodwill impairment charges, amortization of acquisition-related intangible assets, purchase accounting adjustments for deferred revenue, stock-based compensation expense and management fee expense. Adjusted operating income is not a recognized term under generally accepted accounting principles (GAAP). Adjusted operating income does not represent operating income, as that term is defined under GAAP, and should not be considered as an alternative to operating income as an indicator of our operating performance. We have included information concerning adjusted operating income because we use such information when evaluating operating income to better evaluate the underlying performance of the Company. Adjusted operating income as presented herein is not necessarily comparable to similarly titled measures. The following is a reconciliation between adjusted operating income and operating income, the GAAP measure we believe to be most directly comparable to adjusted operating income.

	Three Months Ended Dec. 31,
(in millions)	2010	2011
Operating income	$172	$146

Amortization of acquisition-related intangible assets	113	104
Goodwill impairment charges	—	48
Purchase accounting adjustments and other costs	11	5
Stock-based compensation	7	10

Adjusted operating income (1)	$303	$313

	Twelve Months Ended Dec. 31,
(in millions)	2010	2011
Operating income	$205	$333
Amortization of acquisition-related intangible assets	451	438
Goodwill impairment charges	205	48
Purchase accounting adjustments and other costs	43	28
Stock-based compensation	29	33

Adjusted operating income (1)	$933	$880

(1)

Adjusted income from operations includes severance charges of $10 million and $8 million in the three months ended Dec. 31, 2010 and 2011, respectively, and $29 million and $66 million in the twelve months ended Dec. 31, 2010 and 2011, respectively. These charges are part of the restructuring charges mentioned in this release.

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 3. Impact of Broker/Dealer on Organic Revenue Growth of Continuing Operations

The Company defines organic revenue as revenue from businesses owned for at least one year and excluding revenue from businesses sold in the previous twelve months further adjusted to remove the impact of changes in currency exchange rates. Organic revenue excludes revenue from discontinued operations in all periods presented. When assessing its financial results, the Company focuses on organic revenue because reported revenue is affected by the timing and magnitude of acquisitions, dispositions and currency. Beginning in 2007, the Company experienced significant revenue volatility in one of our trading systems businesses, a broker/dealer business with inherently lower margins than the rest of the financial systems business, and whose revenue is a function of market volatility and customer mix. Reported revenue and organic revenue growth with and without the broker/dealer business for the total Company and Financial Systems for 2009, 2010 and 2011 follows:

	Quarter Ended								Full Year
	Mar-10	Jun-10	Sep-10	Dec-10	Mar-11	Jun-11	Sep-11	Dec-11	2009	2010	2011
Revenue growth as reported:
Total SunGard	-7%	-6%	-7%	-6%	1%	1%	3%	-3%	-1%	-7%	0%
Financial Systems	-11%	-8%	-9%	-6%	2%	2%	5%	-4%	0%	-9%	1%

Revenue growth as reported without broker/dealer business:
Total SunGard	4%	4%	-1%	2%	3%	4%	6%	-2%	-1%	2%	3%
Financial Systems	7%	8%	2%	6%	6%	7%	10%	-2%	0%	6%	5%

Organic revenue growth:
Total SunGard	-9%	-6%	-7%	-6%	-1%	-4%	-1%	-4%	-3%	-7%	-3%
Financial Systems	-13%	-7%	-8%	-6%	-1%	-5%	1%	-5%	-5%	-9%	-3%

Organic revenue growth without broker/dealer business:
Total SunGard	1%	4%	0%	2%	1%	-1%	2%	-3%	-3%	2%	0%
Financial Systems	4%	10%	3%	6%	3%	0%	5%	-3%	-6%	6%	1%

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 4. Reconciliation of Leverage Ratio to Pro forma Leverage Ratio

Our Senior Secured Credit Agreement requires us to maintain a maximum Consolidated Total Debt to Adjusted EBITDA ratio (Leverage Ratio) of 5.75x as of December 31, 2011. Adjusted EBITDA is defined in Note 1 of this press release. Consolidated Total Debt is defined in the Senior Secured Credit Agreement ("Credit Agreement") as total debt less certain indebtedness and further adjusted for cash and cash equivalents on our balance sheet in excess of $50 million. The actual leverage ratio as of December 31, 2011 was 4.96x. However, for illustrative purposes, given the significant debt repayment made in January 2012 with the proceeds from the sale of our Higher Education (HE) business, a pro forma leverage ratio is being presented for the reader to show what the impact would have been if the $1.775 billion proceeds from the sale of HE and subsequent $1.222 billion repayment of debt would have occurred on December 31, 2011. We believe this is useful information for the reader to obtain an understanding of the impact this repayment has on our financial position. The pro forma leverage ratio is calculated consistent with the definition in the Credit Agreement but contains specific assumptions and adjustments related to the sale of HE . These adjustments such as estimated income taxes to be paid and expenses incurred in connection with sale of HE are based on information presently available and assumptions management believes are reasonable under the circumstances as of the date of this filing. Actual adjustments, however, may differ materially from the information presented.

The unaudited pro forma condensed consolidated financial information is intended for informational purposes only. It is not necessarily indicative of and does not purport to represent what SunGard’s future financial condition or operating results will be after giving effect to the sale and does not reflect actions that may be undertaken by management after the sale.

Leverage Ratio as of Dec 31, 2011, as calculated per the Senior Secured Credit Agreement

Consolidated Total Debt (as defined per the Credit Agreement)	$6,817
Adjusted EBITDA from Continuing Operations & Operations Held for Sale (From Note 1)	1,373
Leverage Ratio	4.96x

Pro forma Leverage Ratio as of Dec 31, 2011
Consolidated Total Debt (as defined per the Credit Agreement)	$6,817	A

Pro forma Adjustments:
Gross Cash Proceeds from the HE sale	1,775
Purchase Price Adjustment	(4)
Estimated Payments Related to HE sale including taxes and expenses*	(524)
Adjustment allowed per Credit Agreement	(25)

Repayment of debt from net proceeds as defined by the Credit Agreement	1,222	B

Increase in Cash Balance (add-back of the Credit Agreement adjustment)	25	C

Pro forma Consolidated Total Debt	$5,570	(A minus B minus C)
Adjusted EBITDA from Continuing Operations (From Note 1)	$1,235
Pro forma Leverage Ratio	4.51x

*	Payment of estimated taxes will occur over the course of 2012